Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

VANGUARD HEALTH SYSTEMS, INC.
ARTICLE I
NAME OF CORPORATION
The name of the Corporation (the “Corporation”) is:
Vanguard Health Systems, Inc.
ARTICLE II
REGISTERED OFFICE
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, and the name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage, promote and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
AUTHORIZED CAPITAL STOCK
The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.
ARTICLE V
BOARD POWER REGARDING BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI
ELECTION OF DIRECTORS
Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
ARTICLE VII
LIABILITY
A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the General Corporation Law of the State of Delaware, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII
CORPORATE POWER
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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